Exhibit 99.1
Fourth Quarter 2017 Financial Highlights
(Commentary is on a fully taxable-equivalent basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a tax equivalent basis, net interest income, net interest margin, total revenue, and efficiency ratios are provided on a fully taxable-equivalent basis, which generally assumes a 35% marginal federal tax rate and state income taxes, where applicable. We provide unadjusted amounts in the table on page 3 of this document and detailed reconciliations and additional information in Appendix A on pages 22 through 23.)

Form 8-K and Tax Reform-related Items Impacting 4th Quarter 2017 Results
			Impacted Line Item in the Consolidated Statements of Income
(Dollars in millions) (Unaudited)
Form 8-K items previously announced on December 4, 2017:
Gain on sale of Premium Assignment Corporation ("PAC") subsidiary	$107		Other noninterest income
Net charge related to efficiency actions	(36)		Other noninterest expense
Tax impact of above items (tax expense)	(29)	[1]	Benefit/provision for income taxes
SunTrust Mortgage ("STM") state NOL valuation allowance adjustment (tax expense)	(27)	[1]	Benefit/provision for income taxes
Net benefit of Form 8-K items (after-tax)	$16	[2]
Tax reform-related items:
Charitable contribution to SunTrust Foundation	($50)		Marketing and customer development
Discretionary 401(k) contribution and other employee benefits	(25)		Employee compensation and benefits
Securities available for sale ("securities AFS") portfolio restructuring losses	(109)		Net securities (losses)/gains
Loss on sale of servicing rights	(5)		Mortgage servicing related income
Tax impact of above items (tax benefit)	70	[1]	Benefit/provision for income taxes
Revaluation of net deferred tax liability and other discrete tax items (tax benefit)	291		Benefit/provision for income taxes
Net benefit of tax reform-related items (after-tax)	$172

Net benefit of Form 8-K and tax reform-related items (after-tax)	$188

[1] Amounts are calculated using a federal statutory rate of 35% and are adjusted for permanent items, if applicable. [2] Amount does not foot as presented due to rounding.

Income Statement

•	Net income available to common shareholders was $710 million, or $1.48 per average common diluted share, compared to $1.06 for the prior quarter and $0.90 for the fourth quarter of 2016.

◦	This quarter was favorably impacted by $0.39 per share of net discrete benefits in connection with the items announced in the December 4, 2017 Form 8-K and tax reform-related items.

•	Total revenue was stable compared to the prior quarter and increased 5% compared to the fourth quarter of 2016.

◦	The year-over-year increase was driven primarily by higher net interest income and slightly higher noninterest income.

•
Net interest margin was 3.17% in the current quarter, up 2 basis points sequentially and up 17 basis points compared to the prior year. The year-over-year increase was driven by higher earning asset yields arising from higher benchmark interest rates, positive mix shift in the loans held for investment ("LHFI") portfolio, and higher securities AFS yields given lower premium amortization expense.

•	Provision for credit losses decreased $41 million sequentially due to the prior quarter reserve build related to hurricanes, and decreased $22 million year-over-year due to lower net charge-offs.

•	Noninterest expense increased 9% sequentially and year-over-year.

◦
The December 4, 2017 Form 8-K and tax reform-related items impacted noninterest expense by a net $111 million ($50 million charitable contribution to the SunTrust Foundation, $36 million net charges related to efficiency initiatives, and $25 million discretionary 401(k) contribution and other employee benefits). Excluding these discrete items, noninterest expense was relatively stable compared to the prior quarter and prior year.

•
The efficiency and tangible efficiency ratios for the current quarter were 65.9% and 64.8%, respectively, which were unfavorably impacted by the effect of Form 8-K and tax reform-related items presented in the table on page 1. Excluding these items, the adjusted tangible efficiency ratio was 59.9% for the current quarter, compared to 59.2% for the prior quarter and 63.1% for the fourth quarter of 2016.

◦
For the full year, the efficiency and tangible efficiency ratios were 63.1% and 62.3%, respectively. The adjusted tangible efficiency ratio was 61.0%, down approximately 100 bps from 2016 as a result of positive operating leverage.

Balance Sheet

•	Average performing LHFI were stable sequentially and grew 1% year-over-year, driven primarily by growth in consumer lending.

•
Average consumer and commercial deposits increased modestly compared to the prior quarter and 2% compared to the fourth quarter of 2016, driven largely by growth in NOW and time deposit account balances.

Capital

•
Estimated capital ratios continue to be well above regulatory requirements. The Common Equity Tier 1 ("CET1") ratio was estimated to be 9.7% as of December 31, 2017, and 9.6% on a fully phased-in basis, slightly higher than the prior quarter.

•
During the quarter, the Company repurchased $330 million of its outstanding common stock in accordance with its 2017 Capital Plan and issued $500 million of 5.125% noncumulative perpetual preferred stock, Series H.

•	Book value per common share was $47.94 and tangible book value per common share was $34.82, up 2% and 1%, respectively, from September 30, 2017, driven primarily by growth in retained earnings.

Asset Quality

•
Nonperforming loans ("NPLs") decreased $23 million from the prior quarter and represented 0.47% of period-end LHFI at December 31, 2017. The sequential decrease was driven primarily by continued improvements in the energy portfolio.

•
Net charge-offs for the current quarter were $107 million, or 0.29% of total average LHFI on an annualized basis, up $29 million sequentially and down $29 million year-over-year. The sequential increase was driven by higher net charge-offs associated with C&I and consumer loans, while the year-over-year reduction was driven by overall asset quality improvements and lower energy-related charge-offs.

•	The provision for credit losses decreased $41 million sequentially, due primarily to the prior quarter reserve build related to hurricanes that impacted the Company's footprint.

•
At December 31, 2017, the allowance for loan and lease losses ("ALLL") to period-end LHFI ratio was 1.21%, a 2 basis point decline compared to the prior quarter, driven by continued improvements in asset quality.

Income Statement (Dollars in millions, except per share data)	4Q 2017	3Q 2017	2Q 2017	1Q 2017	4Q 2016
Net interest income	$1,434	$1,430	$1,403	$1,366	$1,343
Net interest income-FTE [2]	1,472	1,467	1,439	1,400	1,377
Net interest margin	3.09%	3.07%	3.06%	3.02%	2.93%
Net interest margin-FTE [2]	3.17	3.15	3.14	3.09	3.00
Noninterest income	$833	$846	$827	$847	$815
Total revenue	2,267	2,276	2,230	2,213	2,158
Total revenue-FTE [2]	2,305	2,313	2,266	2,247	2,192
Noninterest expense	1,520	1,391	1,388	1,465	1,397
Provision for credit losses	79	120	90	119	101
Net income available to common shareholders	710	512	505	451	448
Earnings per average common diluted share	1.48	1.06	1.03	0.91	0.90

Balance Sheet (Dollars in billions)
Average LHFI	$144.0	$144.7	$144.4	$143.7	$142.6
Average consumer and commercial deposits	160.7	159.4	159.1	158.9	158.0

Capital
Capital ratios at period end [1] :
Tier 1 capital (transitional)	11.15%	10.74%	10.81%	10.40%	10.28%
Common Equity Tier 1 ("CET1") (transitional)	9.74	9.62	9.68	9.69	9.59
Common Equity Tier 1 ("CET1") (fully phased-in) [2]	9.59	9.48	9.53	9.54	9.43
Total average shareholders’ equity to total average assets	12.09	11.94	11.80	11.59	11.84

Asset Quality
Net charge-offs to total average LHFI (annualized)	0.29%	0.21%	0.20%	0.32%	0.38%
ALLL to period-end LHFI [3]	1.21	1.23	1.20	1.20	1.19
NPLs to period-end LHFI	0.47	0.48	0.52	0.55	0.59
1 Current period Tier 1 capital and CET1 ratios are estimated as of the date of this document.
2 See Appendix A on pages 22 through 23 for non-U.S. GAAP reconciliations and additional information.
3 LHFI measured at fair value were excluded from period-end LHFI in the calculation as no allowance is recorded for loans measured at fair value.

Consolidated Financial Performance Details
(Commentary is on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.3 billion for the current quarter, a decrease of $8 million compared to the prior quarter. Net interest income increased $5 million sequentially due to a higher net interest margin. Noninterest income decreased $13 million sequentially. The December 4, 2017 Form 8-K and tax reform-related items negatively impacted noninterest income by a net $7 million with the remaining $6 million of the $13 million sequential decrease driven by lower capital markets-related income, offset partially by higher commercial real estate-related income. Compared to the fourth quarter of 2016, total revenue increased $113 million, or 5%, driven by a $95 million increase in net interest income (resulting from a higher net interest margin and growth in average earning assets) and an $18 million increase in total noninterest income.
Net Interest Income
Net interest income was $1.5 billion for the current quarter, an increase of $5 million compared to the prior quarter due to higher earning asset yields. The $95 million increase relative to the prior year was driven by higher earning asset yields and growth of $1.8 billion in average earning assets.

Net interest margin for the current quarter was 3.17%, compared to 3.15% in the prior quarter and 3.00% in the fourth quarter of 2016. The increase relative to the prior quarter and prior year was driven primarily by higher earning asset yields arising from higher benchmark interest rates, continued positive mix shift in the LHFI portfolio, and lower premium amortization in the securities AFS portfolio, partially offset by higher rates paid on interest-bearing liabilities.
Net interest income was $5.8 billion for 2017, a $419 million increase compared to the twelve months ended December 31, 2016. The net interest margin for the full year 2017 was 3.14%, a 14 basis point increase compared to 2016. The increases in both net interest income and net interest margin were driven by the same factors that impacted the prior year comparison discussed above.
Noninterest Income
Noninterest income was $833 million for the current quarter, compared to $846 million for the prior quarter and $815 million for the fourth quarter of 2016. The discrete items outlined on page 1 resulted in a net $7 million negative impact to noninterest income ($107 million gain from the sale of PAC offset by $114 million of securities AFS and servicing rights losses) with the remaining $6 million of the $13 million sequential decrease driven by lower capital markets-related income, offset partially by higher commercial real estate related income. Compared to the fourth quarter of 2016, noninterest income increased $18 million driven largely by higher commercial real estate related income and wealth management-related income.
Investment banking income was $119 million for the current quarter, compared to $166 million in the prior quarter and $122 million in the prior year. The $47 million decrease compared to the sequential quarter was due to lower equity offerings and M&A advisory activity following strong investment banking performance in the prior quarter.
Trading income was $41 million for the current quarter, compared to $51 million in the prior quarter and $58 million in the fourth quarter of 2016. The sequential and year-over-year decreases were due to lower core trading revenue during the current quarter. The decrease compared to the fourth quarter of 2016 was also driven by a higher counterparty credit valuation reserve in the current quarter.
Mortgage production income for the current quarter was $61 million, compared to $61 million for the prior quarter and $78 million for the fourth quarter of 2016. The $17 million decrease from the fourth quarter of 2016 was due to lower production volume and a lower repurchase reserve release during the current quarter. Mortgage application volume decreased 8% sequentially and 14% compared to the fourth quarter of 2016. Closed loan volume increased 2% sequentially and decreased 27% compared to the fourth quarter of 2016.
Mortgage servicing income was $43 million for the current quarter, compared to $46 million in the prior quarter and $25 million in the fourth quarter of 2016. The $3 million sequential decrease was due to the aforementioned $5 million loss on sale of servicing rights, offset partially by higher servicing fee income during the current quarter. The $18 million increase compared to the fourth quarter of 2016 was due to higher net hedge performance, lower servicing asset decay, and higher servicing fees during the current quarter. At December 31, 2017 and 2016, the servicing portfolio totaled $165.5 billion and $160.2 billion, respectively, and was $165.3 billion at September 30, 2017.
Trust and investment management income was $80 million for the current quarter, compared to $79 million for the prior quarter and $73 million for the fourth quarter of 2016. The $7 million increase compared to the prior year quarter was due to an increase in trust and institutional assets under management as well as trust termination fees received during the current quarter.
Commercial real estate related income was $62 million for the current quarter, compared to $17 million for the prior quarter and $33 million for the fourth quarter of 2016. The $45 million sequential increase was driven primarily by higher structured real estate and tax credit-related income, as well as higher production volume from the Pillar & Cohen Financial businesses ("Pillar"). The $29 million increase compared to the fourth quarter of 2016 was driven by revenue from Pillar, which the Company acquired in December 2016, in addition to higher structured real estate and tax credit-related income earned during the current quarter.

Client transaction-related fees (namely service charges on deposits, other charges and fees, and card fees) were stable sequentially. Compared to the fourth quarter of 2016, client transaction-related fees increased $4 million due to higher client-related transaction activity, offset partially by the impact of the enhanced posting order process instituted during the fourth quarter of 2016.
Net securities (losses)/gains was ($109) million for the current quarter compared to no net securities (losses)/gains in both the prior quarter and prior year quarter. The current quarter losses were due to the aforementioned restructuring of the securities AFS portfolio as a result of tax reform.
Other noninterest income was $134 million for the current quarter, compared to $25 million in the prior quarter and $29 million in the fourth quarter of 2016. The increase compared to both periods was due primarily to the $107 million pre-tax gain from the sale of PAC during the fourth quarter of 2017.
For the year ended December 31, 2017, noninterest income was $3.4 billion, a decrease of $29 million compared to 2016 as lower mortgage-related income was offset partially by higher capital markets and commercial real estate related income.
Noninterest Expense
Noninterest expense was $1.5 billion in the current quarter, representing increases of $129 million sequentially and $123 million compared to the fourth quarter of 2016. The December 4, 2017 Form 8-K and tax reform-related items impacted noninterest expense by a net $111 million ($50 million charitable contribution to the SunTrust Foundation, $36 million net charges related to efficiency initiatives, and $25 million discretionary 401(k) contribution and other employee benefits). Excluding these discrete items, noninterest expense was relatively stable compared to the prior quarter and prior year.
Employee compensation and benefits expense was $803 million in the current quarter, compared to $806 million in the prior quarter and $762 million in the fourth quarter of 2016. The $41 million increase compared to the fourth quarter of 2016 was due primarily to the tax reform-related 401(k) discretionary contribution and the Pillar acquisition.
Operating (gains)/losses were $23 million in the current quarter, compared to ($34) million in the prior quarter and $23 million in the fourth quarter of 2016. The increase relative to the sequential quarter was driven by the favorable resolution of several legal matters during the prior quarter.
Outside processing and software expense was $214 million in the current quarter, compared to $203 million in the prior quarter and $209 million in the fourth quarter of 2016. The increase compared to the prior quarter was driven primarily by higher transaction volume and the timing of third party services. The increase relative to the prior year was due to a benefit recognized during the fourth quarter of 2016 resulting from a contract renegotiation with a key vendor.
Marketing and customer development expense was $104 million in the current quarter, compared to $45 million in the prior quarter and $52 million in the fourth quarter of 2016. The increase relative to both prior periods was primarily due to the $50 million tax reform-related contribution to the SunTrust Foundation to support financial well-being initiatives.
Amortization expense was $25 million in the current quarter, compared to $22 million in the prior quarter and $14 million in the fourth quarter of 2016. The increase relative to both prior periods was primarily due to an increase in amortizable community development investments. These investments generate tax credits that reduce the provision for income taxes over time.
Other noninterest expense was $170 million in the current quarter, compared to $168 million in the prior quarter and $154 million in the fourth quarter of 2016. The increase relative to the prior year was driven primarily by the aforementioned net $36 million charge related to efficiency actions, including severance costs in connection with the voluntary early retirement program, branch and corporate real estate closure costs, and software write-downs.

For the twelve months ended December 31, 2017, noninterest expense was $5.8 billion compared to $5.5 billion for 2016. The $296 million increase was driven largely by the aforementioned discrete charges recognized in the fourth quarter of 2017, in addition to higher employee compensation expense (primarily related to higher revenue and the acquisition of Pillar which closed in December 2016) and higher net occupancy costs (in part due to the reduction of amortized gains from previous sale leaseback transactions). These increases were offset partially by the aforementioned favorable resolution of several legal matters in the third quarter of 2017.
Income Taxes
For the current quarter, the Company recorded an income tax benefit of ($74) million compared to income tax provisions of $225 million for the prior quarter and $193 million for the fourth quarter of 2016.  The tax provision for the current quarter includes a $303 million tax benefit for the estimated impact of the re-measurement of the Company's estimated net deferred tax liabilities at December 31, 2017 due to tax reform, a $27 million discrete expense related to the increase in STM's state NOL valuation allowance, and a $12 million tax expense related to other discrete tax items. The effective tax rate for the current quarter was (11)%, compared to 29% in both the prior quarter and the fourth quarter of 2016. Excluding the impacts from actions highlighted in the December 4th 8-K and tax reform-related items (see table on page 1 for more information), the Company’s effective tax rate was 30% for the current quarter.

Balance Sheet
At December 31, 2017, the Company had total assets of $206.0 billion and total shareholders’ equity of $25.2 billion, representing 12% of total assets. Book value per common share was $47.94 and tangible book value per common share was $34.82, up 2% and 1%, respectively, compared to September 30, 2017, driven primarily by growth in retained earnings.
Loans
Average performing LHFI totaled $143.4 billion for the current quarter, relatively stable compared to the prior quarter and a 1% increase over the fourth quarter of 2016. The year-over-year growth was driven primarily by increases in consumer lending, offset partially by declines in home equity products and C&I loans.
Deposits
Average consumer and commercial deposits for the current quarter were $160.7 billion, a 1% increase over the prior quarter and a 2% increase over the fourth quarter of 2016. The sequential growth was due largely to a 6% increase in time deposits and a 4% increase in NOW account balances, offset partially by a decline in money market account balances. The year-over-year growth was driven primarily by increases in NOW and time deposit account balances, offset partially by a decline in money market account balances.
Capital and Liquidity
The Company’s estimated capital ratios were well above current regulatory requirements with the Common Equity Tier 1 ratio estimated to be 9.7% at December 31, 2017, and 9.6% on a fully phased-in basis. The ratios of average total equity to average total assets and tangible common equity to tangible assets were 12.1% and 8.2%, respectively, at December 31, 2017. The Company continues to have substantial available liquidity in the form of cash, high-quality government-backed or government-sponsored securities, and other available contingency funding sources.
The Company declared a common stock dividend of $0.40 per common share and repurchased $330 million of its outstanding common stock in the fourth quarter of 2017. The Company currently expects to repurchase approximately $660 million of additional common stock over the next two quarters in accordance with its 2017 Capital Plan. Additionally, the Company issued $500 million of 5.125% noncumulative perpetual preferred stock, Series H, in November 2017.

Asset Quality
Total nonperforming assets ("NPAs") were $741 million at December 31, 2017, down $51 million compared to the prior quarter and $178 million compared to the fourth quarter of 2016. The decrease in NPAs compared to both the prior quarter and the prior year was driven primarily by continued improvements in the energy portfolio. The ratio of NPLs to period-end LHFI was 0.47%, 0.48%, and 0.59% at December 31, 2017, September 30, 2017, and December 31, 2016, respectively.
Net charge-offs were $107 million during the current quarter, an increase of $29 million compared to the prior quarter and a decrease of $29 million compared to the fourth quarter of 2016. The sequential increase was driven by higher net charge-offs associated with C&I and consumer loans, while the year-over-year decrease was driven by overall asset quality improvements as well as lower energy-related net charge-offs. The ratio of annualized net charge-offs to total average LHFI was 0.29% during the current quarter, compared to 0.21% during the prior quarter and 0.38% during the fourth quarter of 2016. The provision for credit losses was $79 million in the current quarter, a sequential decrease of $41 million due primarily to the prior quarter reserve build related to hurricanes, and a decrease of $22 million compared to the fourth quarter of 2016 due to lower net charge-offs.
At December 31, 2017, the ALLL was $1.7 billion, which represented 1.21% of period-end loans, a 2 basis point decline relative to September 30, 2017.
Early stage delinquencies increased 9 basis points from the prior quarter to 0.80% at December 31, 2017. Excluding government-guaranteed loans which account for 0.48%, early stage delinquencies were 0.32%, up 3 basis points compared to the prior quarter and up 5 basis points from a year ago, primarily resulting from impacts associated with the recent hurricanes.

OTHER INFORMATION

About SunTrust Banks, Inc.
SunTrust Banks, Inc. is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of December 31, 2017, SunTrust had total assets of $206 billion and total deposits of $161 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Join the movement at onUp.com.
Business Segment Results
The Company has included its business segment financial tables as part of this document. Revenue and income amounts labeled "FTE" in the business segment tables are reported on a fully taxable-equivalent basis. In the second quarter of 2017, the Company realigned its business segment structure from three segments to two segments in conjunction with the Company-wide organizational changes that were announced during the first quarter of 2017. Specifically, the Company retained the previous composition of the Wholesale Banking segment and changed the basis of presentation of the Consumer Banking and Private Wealth Management segment and Mortgage Banking segment such that those segments were combined into a single Consumer segment. In conjunction with this business segment structure realignment, the Company made certain adjustments to its internal funds transfer pricing methodology. Information for periods prior to the second quarter of 2017 was revised to conform to the new business segment structure and the updated internal funds transfer pricing methodology.
For the business segments, net interest income is computed using matched-maturity funds transfer pricing and noninterest income includes federal and state tax credits that are grossed-up on a pre-tax equivalent basis. Further, provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision/(benefit) attributable to each segment's quarterly change in the allowance for loan and lease losses ("ALLL") and unfunded commitments reserve balances. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Total Corporate Other results presented in this document also include Reconciling Items, which are comprised of differences created between internal management accounting practices and U.S. Generally Accepted Accounting Principles ("U.S. GAAP") and certain matched-maturity funds transfer pricing credits and charges. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-K.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming Form 10-K. Detailed financial tables and other information are also available at investors.suntrust.com. This information is also included in a current report on Form 8-K filed with the SEC today.
Conference Call
SunTrust management hosted a conference call on January 19, 2018, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals were able to call in beginning at 7:15 a.m. (Eastern Time) by dialing 1-877-209-9920 (Passcode: SunTrust). Individuals calling from outside the United States should dial 1-612-332-1210 (Passcode: SunTrust). A replay of the call was available approximately one hour after the call ended on January 19, 2018, and remains available until February 19, 2018, by dialing 1-800-475-6701 (domestic) or 1-320-365-3844 (international) (Passcode: 438631). Alternatively, individuals were able to listen to the live webcast of the presentation by visiting the SunTrust investor relations website at investors.suntrust.com. Beginning the afternoon of January 26, 2018, individuals may access an archived version of the webcast in the “Events & Presentations” section of the SunTrust investor relations website. This webcast will be archived and available for one year.
Non-GAAP Financial Measures
This document includes non-GAAP financial measures to describe SunTrust’s performance. Additional information and reconciliations of those measures to GAAP measures are provided in the appendix to this document beginning at page 22.

In this document, consistent with SEC Industry Guide 3, the Company presents total revenue, net interest income, net interest margin, and efficiency ratios on a fully taxable equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.
The Company presents the following additional non-GAAP measures because many investors find them useful. Specifically:

•
The Company presents certain capital information on a tangible basis, including Tangible equity, Tangible common equity, the ratio of Tangible equity to tangible assets, the ratio of Tangible common equity to tangible assets, Tangible book value per share, and the Return on tangible common shareholders’ equity, which removes the after-tax impact of purchase accounting intangible assets from shareholders' equity and removes related intangible asset amortization from Net income available to common shareholders. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity and amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital position and return on average tangible common shareholders' equity to other companies in the industry who present similar measures. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. These measures are utilized by management to assess capital adequacy and profitability of the Company.

•
Similarly, the Company presents Efficiency ratio-FTE, Tangible efficiency ratio-FTE, and Adjusted tangible efficiency ratio-FTE. The efficiency ratio is computed by dividing Noninterest expense by Total revenue. Efficiency ratio-FTE is computed by dividing Noninterest expense by Total revenue-FTE. Tangible efficiency ratio-FTE excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. Adjusted tangible efficiency ratio-FTE removes the pre-tax impact of Form 8-K items announced on December 4, 2017 and the impacts of tax reform-related items from the calculation of Tangible efficiency ratio-FTE. The Company believes this measure is useful to investors because it is more reflective of normalized operations as it reflects results that are primarily client relationship and client transaction driven. These measures are utilized by management to assess the efficiency of the Company and its lines of business.

•
The Company presents the Basel III Common Equity Tier 1 (CET1) ratio, on a fully phased-in basis. The fully phased-in ratio considers a 250% risk-weighting for MSRs and deduction from capital of certain carryforward DTAs, the overfunded pension asset, and other intangible assets. The Company believes this measure is useful to investors who wish to understand the Company's current compliance with future regulatory requirements.

Important Cautionary Statement About Forward-Looking Statements
This document contains forward-looking statements. Statements regarding potential future share repurchases and the provision for income taxes are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “opportunity,” “focus,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. Future dividends, and the amount of any such dividend, must be declared by our board of directors in the future in their discretion. Also, future share repurchases and the timing of any such repurchase are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
EARNINGS & DIVIDENDS
Net income	$740	$465	$2,273	$1,878
Net income available to common shareholders	710	448	2,179	1,811
Total revenue	2,267	2,158	8,987	8,604
Total revenue-FTE [1]	2,305	2,192	9,132	8,742
Net income per average common share:
Diluted	$1.48	$0.90	$4.47	$3.60
Basic	1.50	0.91	4.53	3.63
Dividends paid per common share	0.40	0.26	1.32	1.00
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$205,219	$203,146	$204,931	$199,004
Earning assets	184,306	182,475	184,212	178,825
Loans held for investment ("LHFI")	144,039	142,578	144,216	141,118
Intangible assets including residential mortgage servicing rights ("MSRs")	8,077	7,654	8,034	7,545
Residential MSRs	1,662	1,291	1,615	1,190
Consumer and commercial deposits	160,745	157,996	159,549	154,189
Total shareholders’ equity	24,806	24,044	24,301	24,068
Preferred stock	2,236	1,225	1,792	1,225
Period End Balances:
Total assets			$205,962	$204,875
Earning assets			182,710	184,610
LHFI			143,181	143,298
Allowance for loan and lease losses ("ALLL")			1,735	1,709
Consumer and commercial deposits			159,795	158,864
Total shareholders’ equity			25,154	23,618
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.43%	0.91%	1.11%	0.94%
Return on average common shareholders’ equity	12.54	7.85	9.72	7.97
Return on average tangible common shareholders' equity [1]	17.24	10.76	13.39	10.91
Net interest margin	3.09	2.93	3.06	2.92
Net interest margin-FTE [1]	3.17	3.00	3.14	3.00
Efficiency ratio	67.03	64.74	64.14	63.55
Efficiency ratio-FTE [1]	65.94	63.73	63.12	62.55
Tangible efficiency ratio-FTE [1]	64.84	63.08	62.30	61.99
Adjusted tangible efficiency ratio-FTE [1]	59.85	63.08	61.04	61.99
Effective tax rate	(11)	29	19	30
Basel III capital ratios at period end (transitional) [2]:
Common Equity Tier 1 ("CET1")			9.74%	9.59%
Tier 1 capital			11.15	10.28
Total capital			13.09	12.26
Leverage			9.80	9.22
Basel III fully phased-in CET1 ratio [1,2]			9.59	9.43
Total average shareholders’ equity to total average assets	12.09%	11.84%	11.86	12.09
Tangible equity to tangible assets [1]			9.50	8.82
Tangible common equity to tangible assets [1]			8.21	8.15
Book value per common share			$47.94	$45.38
Tangible book value per common share [1]			34.82	32.95
Market capitalization			30,417	26,942
Average common shares outstanding:
Diluted	480,359	497,055	486,954	503,466
Basic	474,300	491,497	481,339	498,638
Full-time equivalent employees			23,785	24,375
Number of ATMs			2,116	2,165
Full service banking offices			1,268	1,367

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]	Current period capital ratios are estimated as of the document date.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS, continued

	Three Months Ended
	December 31	September 30	December 31
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2017	2017	2016
EARNINGS & DIVIDENDS
Net income	$740	$538	$465
Net income available to common shareholders	710	512	448
Total revenue	2,267	2,276	2,158
Total revenue-FTE [1]	2,305	2,313	2,192
Net income per average common share:
Diluted	$1.48	$1.06	$0.90
Basic	1.50	1.07	0.91
Dividends paid per common share	0.40	0.40	0.26
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$205,219	$205,738	$203,146
Earning assets	184,306	184,861	182,475
LHFI	144,039	144,706	142,578
Intangible assets including residential MSRs	8,077	8,009	7,654
Residential MSRs	1,662	1,589	1,291
Consumer and commercial deposits	160,745	159,419	157,996
Total shareholders’ equity	24,806	24,573	24,044
Preferred stock	2,236	1,975	1,225
Period End Balances:
Total assets	$205,962	$208,252	$204,875
Earning assets	182,710	185,071	184,610
LHFI	143,181	144,264	143,298
ALLL	1,735	1,772	1,709
Consumer and commercial deposits	159,795	161,778	158,864
Total shareholders’ equity	25,154	24,522	23,618
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.43%	1.04%	0.91%
Return on average common shareholders’ equity	12.54	9.03	7.85
Return on average tangible common shareholders' equity [1]	17.24	12.45	10.76
Net interest margin	3.09	3.07	2.93
Net interest margin-FTE [1]	3.17	3.15	3.00
Efficiency ratio	67.03	61.12	64.74
Efficiency ratio-FTE [1]	65.94	60.14	63.73
Tangible efficiency ratio-FTE [1]	64.84	59.21	63.08
Adjusted tangible efficiency ratio-FTE [1]	59.85	59.21	63.08
Effective tax rate	(11)	29	29
Basel III capital ratios at period end (transitional) [2]:
CET1	9.74%	9.62%	9.59%
Tier 1 capital	11.15	10.74	10.28
Total capital	13.09	12.69	12.26
Leverage	9.80	9.50	9.22
Basel III fully phased-in CET1 ratio [1,2]	9.59	9.48	9.43
Total average shareholders’ equity to total average assets	12.09	11.94	11.84
Tangible equity to tangible assets [1]	9.50	9.12	8.82
Tangible common equity to tangible assets [1]	8.21	8.10	8.15
Book value per common share	$47.94	$47.16	$45.38
Tangible book value per common share [1]	34.82	34.34	32.95
Market capitalization	30,417	28,451	26,942
Average common shares outstanding:
Diluted	480,359	483,640	497,055
Basic	474,300	478,258	491,497
Full-time equivalent employees	23,785	24,215	24,375
Number of ATMs	2,116	2,108	2,165
Full service banking offices	1,268	1,275	1,367

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]	Current period capital ratios are estimated as of the document date.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	December 31		December 31
	2017	2016	2017	2016
Interest income	$1,640	$1,492	$6,387	$5,778
Interest expense	206	149	754	557
NET INTEREST INCOME	1,434	1,343	5,633	5,221
Provision for credit losses	79	101	409	444
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,355	1,242	5,224	4,777
NONINTEREST INCOME
Service charges on deposit accounts	150	154	603	630
Other charges and fees	94	90	385	380
Card fees	88	84	344	327
Investment banking income	119	122	599	494
Trading income	41	58	189	211
Trust and investment management income	80	73	309	304
Retail investment services	70	69	278	281
Mortgage production related income	61	78	231	366
Mortgage servicing related income	43	25	191	189
Commercial real estate related income [1]	62	33	123	69
Net securities (losses)/gains	(109)	—	(108)	4
Other noninterest income [1]	134	29	210	128
Total noninterest income	833	815	3,354	3,383
NONINTEREST EXPENSE
Employee compensation and benefits	803	762	3,257	3,071
Outside processing and software	214	209	826	834
Net occupancy expense	97	94	377	349
Equipment expense	41	43	164	170
Regulatory assessments	43	46	187	173
Marketing and customer development	104	52	232	172
Operating losses	23	23	40	108
Amortization	25	14	75	49
Other noninterest expense	170	154	606	542
Total noninterest expense	1,520	1,397	5,764	5,468
INCOME BEFORE (BENEFIT)/PROVISION FOR INCOME TAXES	668	660	2,814	2,692
(Benefit)/provision for income taxes	(74)	193	532	805
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	742	467	2,282	1,887
Less: Net income attributable to noncontrolling interest	2	2	9	9
NET INCOME	$740	$465	$2,273	$1,878
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$710	$448	$2,179	$1,811
Net interest income-FTE [2]	1,472	1,377	5,778	5,359
Total revenue	2,267	2,158	8,987	8,604
Total revenue-FTE [2]	2,305	2,192	9,132	8,742
Net income per average common share:
Diluted	1.48	0.90	4.47	3.60
Basic	1.50	0.91	4.53	3.63
Cash dividends paid per common share	0.40	0.26	1.32	1.00
Average common shares outstanding:
Diluted	480,359	497,055	486,954	503,466
Basic	474,300	491,497	481,339	498,638

1 Beginning January 1, 2017, the Company began presenting income related to the Company's Pillar & Cohen Financial, Community Capital, and Structured Real Estate businesses as a separate line item on the Consolidated Statements of Income titled Commercial real estate related income. For periods prior to January 1, 2017, these amounts were previously presented in Other noninterest income and have been reclassified to Commercial real estate related income for comparability.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME, continued

	Three Months Ended
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	December 31	September 30	December 31
	2017	2017	2016
Interest income	$1,640	$1,635	$1,492
Interest expense	206	205	149
NET INTEREST INCOME	1,434	1,430	1,343
Provision for credit losses	79	120	101
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,355	1,310	1,242
NONINTEREST INCOME
Service charges on deposit accounts	150	154	154
Other charges and fees	94	92	90
Card fees	88	86	84
Investment banking income	119	166	122
Trading income	41	51	58
Trust and investment management income	80	79	73
Retail investment services	70	69	69
Mortgage production related income	61	61	78
Mortgage servicing related income	43	46	25
Commercial real estate related income [1]	62	17	33
Net securities (losses)/gains	(109)	—	—
Other noninterest income [1]	134	25	29
Total noninterest income	833	846	815
NONINTEREST EXPENSE
Employee compensation and benefits	803	806	762
Outside processing and software	214	203	209
Net occupancy expense	97	94	94
Equipment expense	41	40	43
Regulatory assessments	43	47	46
Marketing and customer development	104	45	52
Operating losses/(gains)	23	(34)	23
Amortization	25	22	14
Other noninterest expense	170	168	154
Total noninterest expense	1,520	1,391	1,397
INCOME BEFORE (BENEFIT)/PROVISION FOR INCOME TAXES	668	765	660
(Benefit)/provision for income taxes	(74)	225	193
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	742	540	467
Less: Net income attributable to noncontrolling interest	2	2	2
NET INCOME	$740	$538	$465
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$710	$512	$448
Net interest income-FTE [2]	1,472	1,467	1,377
Total revenue	2,267	2,276	2,158
Total revenue-FTE [2]	2,305	2,313	2,192
Net income per average common share:
Diluted	1.48	1.06	0.90
Basic	1.50	1.07	0.91
Cash dividends paid per common share	0.40	0.40	0.26
Average common shares outstanding:
Diluted	480,359	483,640	497,055
Basic	474,300	478,258	491,497

1 Beginning January 1, 2017, the Company began presenting income related to the Company's Pillar & Cohen Financial, Community Capital, and Structured Real Estate businesses as a separate line item on the Consolidated Statements of Income titled Commercial real estate related income. For periods prior to January 1, 2017, these amounts were previously presented in Other noninterest income and have been reclassified to Commercial real estate related income for comparability.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 31
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2017	2016
ASSETS
Cash and due from banks	$5,349	$5,091
Federal funds sold and securities borrowed or purchased under agreements to resell	1,538	1,307
Interest-bearing deposits in other banks	25	25
Trading assets and derivative instruments	5,093	6,067
Securities available for sale	31,416	30,672
Loans held for sale ("LHFS")	2,290	4,169
Loans held for investment ("LHFI"):
Commercial and industrial ("C&I")	66,356	69,213
Commercial real estate ("CRE")	5,317	4,996
Commercial construction	3,804	4,015
Residential mortgages - guaranteed	560	537
Residential mortgages - nonguaranteed	27,136	26,137
Residential home equity products	10,626	11,912
Residential construction	298	404
Consumer student - guaranteed	6,633	6,167
Consumer other direct	8,729	7,771
Consumer indirect	12,140	10,736
Consumer credit cards	1,582	1,410
Total LHFI	143,181	143,298
Allowance for loan and lease losses ("ALLL")	(1,735)	(1,709)
Net LHFI	141,446	141,589
Goodwill	6,331	6,337
Residential MSRs	1,710	1,572
Other assets	10,764	8,046
Total assets [1]	$205,962	$204,875
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$42,784	$43,431
Interest-bearing consumer and commercial deposits:
NOW accounts	47,379	45,534
Money market accounts	51,088	54,166
Savings	6,468	6,266
Consumer time	5,839	5,534
Other time	6,237	3,933
Total consumer and commercial deposits	159,795	158,864
Brokered time deposits	985	924
Foreign deposits	—	610
Total deposits	160,780	160,398
Funds purchased	2,561	2,116
Securities sold under agreements to repurchase	1,503	1,633
Other short-term borrowings	717	1,015
Long-term debt	9,785	11,748
Trading liabilities and derivative instruments	1,283	1,351
Other liabilities	4,179	2,996
Total liabilities	180,808	181,257
SHAREHOLDERS' EQUITY
Preferred stock, no par value	2,475	1,225
Common stock, $1.00 par value	550	550
Additional paid-in capital	9,000	9,010
Retained earnings	17,540	16,000
Treasury stock, at cost, and other	(3,591)	(2,346)
Accumulated other comprehensive loss, net of tax	(820)	(821)
Total shareholders' equity	25,154	23,618
Total liabilities and shareholders' equity	$205,962	$204,875

Common shares outstanding	470,931	491,188
Common shares authorized	750,000	750,000
Preferred shares outstanding	25	12
Preferred shares authorized	50,000	50,000
Treasury shares of common stock	79,133	58,738
1 Includes earning assets of $182,710 and $184,610 at December 31, 2017 and 2016, respectively.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS, continued

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	December 31	September 30	December 31
	2017	2017	2016
ASSETS
Cash and due from banks	$5,349	$7,071	$5,091
Federal funds sold and securities borrowed or purchased under agreements to resell	1,538	1,182	1,307
Interest-bearing deposits in other banks	25	25	25
Trading assets and derivative instruments	5,093	6,318	6,067
Securities available for sale	31,416	31,444	30,672
LHFS	2,290	2,835	4,169
LHFI:
C&I	66,356	67,758	69,213
CRE	5,317	5,238	4,996
Commercial construction	3,804	3,964	4,015
Residential mortgages - guaranteed	560	497	537
Residential mortgages - nonguaranteed	27,136	27,041	26,137
Residential home equity products	10,626	10,865	11,912
Residential construction	298	327	404
Consumer student - guaranteed	6,633	6,559	6,167
Consumer other direct	8,729	8,597	7,771
Consumer indirect	12,140	11,952	10,736
Consumer credit cards	1,582	1,466	1,410
Total LHFI	143,181	144,264	143,298
ALLL	(1,735)	(1,772)	(1,709)
Net LHFI	141,446	142,492	141,589
Goodwill	6,331	6,338	6,337
Residential MSRs	1,710	1,628	1,572
Other assets	10,764	8,919	8,046
Total assets [1]	$205,962	$208,252	$204,875
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$42,784	$43,984	$43,431
Interest-bearing consumer and commercial deposits:
NOW accounts	47,379	47,213	45,534
Money market accounts	51,088	52,487	54,166
Savings	6,468	6,505	6,266
Consumer time	5,839	5,735	5,534
Other time	6,237	5,854	3,933
Total consumer and commercial deposits	159,795	161,778	158,864
Brokered time deposits	985	959	924
Foreign deposits	—	—	610
Total deposits	160,780	162,737	160,398
Funds purchased	2,561	3,118	2,116
Securities sold under agreements to repurchase	1,503	1,422	1,633
Other short-term borrowings	717	909	1,015
Long-term debt	9,785	11,280	11,748
Trading liabilities and derivative instruments	1,283	1,284	1,351
Other liabilities	4,179	2,980	2,996
Total liabilities	180,808	183,730	181,257
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	2,475	1,975	1,225
Common stock, $1.00 par value	550	550	550
Additional paid-in capital	9,000	8,985	9,010
Retained earnings	17,540	17,021	16,000
Treasury stock, at cost, and other	(3,591)	(3,274)	(2,346)
Accumulated other comprehensive loss, net of tax	(820)	(735)	(821)
Total shareholders’ equity	25,154	24,522	23,618
Total liabilities and shareholders’ equity	$205,962	$208,252	$204,875

Common shares outstanding	470,931	476,001	491,188
Common shares authorized	750,000	750,000	750,000
Preferred shares outstanding	25	20	12
Preferred shares authorized	50,000	50,000	50,000
Treasury shares of common stock	79,133	74,053	58,738
1 Includes earning assets of $182,710, $185,071, and $184,610 at December 31, 2017, September 30, 2017, and December 31, 2016, respectively.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID
	Three Months Ended
	December 31, 2017			September 30, 2017
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans held for investment ("LHFI"): [1]
Commercial and industrial ("C&I")	$67,238	$575	3.39%	$68,277	$583	3.39%
Commercial real estate ("CRE")	5,209	47	3.57	5,227	47	3.57
Commercial construction	3,947	39	3.92	3,918	38	3.86
Residential mortgages - guaranteed	546	3	2.12	512	5	3.57
Residential mortgages - nonguaranteed	26,858	254	3.78	26,687	255	3.82
Residential home equity products	10,531	116	4.37	10,778	120	4.40
Residential construction	303	3	4.15	333	4	4.68
Consumer student - guaranteed	6,576	76	4.60	6,535	73	4.44
Consumer other direct	8,651	108	4.94	8,426	104	4.91
Consumer indirect	11,999	107	3.53	11,824	105	3.51
Consumer credit cards	1,504	39	10.40	1,450	37	10.32
Nonaccrual	677	9	5.12	739	11	5.90
Total LHFI	144,039	1,376	3.79	144,706	1,382	3.79
Securities available for sale:
Taxable	30,837	196	2.54	30,669	191	2.49
Tax-exempt	589	4	2.97	504	4	2.99
Total securities available for sale	31,426	200	2.55	31,173	195	2.50
Federal funds sold and securities borrowed or purchased under agreements to resell	1,198	2	0.87	1,189	3	0.89
Loans held for sale ("LHFS")	2,622	30	4.53	2,477	24	3.89
Interest-bearing deposits in other banks	25	—	1.62	25	—	1.88
Interest earning trading assets	4,996	32	2.53	5,291	31	2.38
Total earning assets	184,306	1,640	3.53	184,861	1,635	3.51
Allowance for loan and lease losses ("ALLL")	(1,768)			(1,748)
Cash and due from banks	5,018			5,023
Other assets	16,794			16,501
Noninterest earning trading assets and derivative instruments	858			948
Unrealized gains on securities available for sale, net	11			153
Total assets	$205,219			$205,738
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$46,238	$42	0.36%	$44,604	$37	0.33%
Money market accounts	52,025	43	0.33	53,278	43	0.32
Savings	6,487	—	0.02	6,535	—	0.02
Consumer time	5,785	12	0.82	5,675	11	0.76
Other time	6,090	18	1.19	5,552	16	1.14
Total interest-bearing consumer and commercial deposits	116,625	115	0.39	115,644	107	0.37
Brokered time deposits	971	4	1.32	947	3	1.28
Foreign deposits	—	—	—	295	1	1.13
Total interest-bearing deposits	117,596	119	0.40	116,886	111	0.38
Funds purchased	1,143	3	1.17	1,689	5	1.15
Securities sold under agreements to repurchase	1,483	4	1.14	1,464	4	1.07
Interest-bearing trading liabilities	969	7	2.73	912	6	2.84
Other short-term borrowings	815	1	0.22	1,797	3	0.56
Long-term debt	10,981	72	2.60	11,204	76	2.70
Total interest-bearing liabilities	132,987	206	0.61	133,952	205	0.61
Noninterest-bearing deposits	44,120			43,775
Other liabilities	2,860			3,046
Noninterest-bearing trading liabilities and derivative instruments	446			392
Shareholders’ equity	24,806			24,573
Total liabilities and shareholders’ equity	$205,219			$205,738
Interest Rate Spread			2.92%			2.90%
Net Interest Income		$1,434			$1,430
Net Interest Income-FTE [2]		$1,472			$1,467
Net Interest Margin [3]			3.09%			3.07%
Net Interest Margin-FTE 2, [3]			3.17			3.15
1 Interest income includes loan fees of $42 million and $45 million for the three months ended December 31, 2017 and September 30, 2017, respectively.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the three months ended December 31, 2017 and September 30, 2017 was attributed to C&I loans.
3 Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Three Months Ended
	December 31, 2016
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$68,407	$549	3.19%
CRE	5,141	38	2.93
Commercial construction	3,852	31	3.22
Residential mortgages - guaranteed	542	4	2.57
Residential mortgages - nonguaranteed	26,065	244	3.75
Residential home equity products	11,809	116	3.91
Residential construction	382	4	4.24
Consumer student - guaranteed	5,990	62	4.12
Consumer other direct	7,556	88	4.64
Consumer indirect	10,633	92	3.44
Consumer credit cards	1,324	33	9.93
Nonaccrual	877	8	3.77
Total LHFI	142,578	1,269	3.54
Securities available for sale:
Taxable	29,314	166	2.27
Tax-exempt	273	2	3.08
Total securities available for sale	29,587	168	2.28
Federal funds sold and securities borrowed or purchased under agreements to resell	1,332	—	(0.03)
LHFS	3,570	30	3.42
Interest-bearing deposits in other banks	24	—	0.47
Interest earning trading assets	5,384	25	1.83
Total earning assets	182,475	1,492	3.25
ALLL	(1,724)
Cash and due from banks	5,405
Other assets	15,375
Noninterest earning trading assets and derivative instruments	1,103
Unrealized gains/(losses) on securities available for sale, net	512
Total assets	$203,146
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$42,929	$17	0.16%
Money market accounts	54,416	30	0.22
Savings	6,259	—	0.03
Consumer time	5,599	10	0.69
Other time	3,954	10	0.97
Total interest-bearing consumer and commercial deposits	113,157	67	0.23
Brokered time deposits	935	3	1.28
Foreign deposits	308	—	0.45
Total interest-bearing deposits	114,400	70	0.24
Funds purchased	1,008	1	0.43
Securities sold under agreements to repurchase	1,708	2	0.45
Interest-bearing trading liabilities	1,146	6	2.13
Other short-term borrowings	978	—	0.11
Long-term debt	11,632	70	2.37
Total interest-bearing liabilities	130,872	149	0.45
Noninterest-bearing deposits	44,839
Other liabilities	3,112
Noninterest-bearing trading liabilities and derivative instruments	279
Shareholders’ equity	24,044
Total liabilities and shareholders’ equity	$203,146
Interest Rate Spread			2.80%
Net Interest Income		$1,343
Net Interest Income-FTE [2]		$1,377
Net Interest Margin [3]			2.93%
Net Interest Margin-FTE [2,3]			3.00

[1]	Interest income includes loan fees of $41 million for the three months ended December 31, 2016.

[2]
See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for the three months ended December 31, 2016 was attributed to C&I loans.

[3]	Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Twelve Months Ended
	December 31, 2017			December 31, 2016
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$68,423	$2,286	3.34%	$68,406	$2,148	3.14%
CRE	5,158	177	3.43	5,808	169	2.92
Commercial construction	4,011	148	3.70	2,898	94	3.25
Residential mortgages - guaranteed	539	16	2.92	575	20	3.45
Residential mortgages - nonguaranteed	26,392	1,003	3.80	25,554	964	3.77
Residential home equity products	10,969	470	4.28	12,297	484	3.94
Residential construction	346	15	4.26	377	17	4.39
Consumer student - guaranteed	6,464	286	4.42	5,551	224	4.03
Consumer other direct	8,239	406	4.93	6,871	313	4.56
Consumer indirect	11,492	401	3.49	10,712	365	3.40
Consumer credit cards	1,429	145	10.12	1,188	120	10.10
Nonaccrual	754	32	4.28	881	21	2.43
Total LHFI	144,216	5,385	3.73	141,118	4,939	3.50
Securities available for sale:
Taxable	30,688	761	2.48	28,216	645	2.29
Tax-exempt	433	13	2.99	189	6	3.37
Total securities available for sale	31,121	774	2.49	28,405	651	2.29
Federal funds sold and securities borrowed or purchased under agreements to resell	1,215	9	0.69	1,241	1	0.10
LHFS	2,483	99	4.00	2,570	92	3.60
Interest-bearing deposits in other banks	25	—	1.20	24	—	0.40
Interest earning trading assets	5,152	120	2.33	5,467	95	1.73
Total earning assets	184,212	6,387	3.47	178,825	5,778	3.23
ALLL	(1,735)			(1,746)
Cash and due from banks	5,123			4,999
Other assets	16,376			14,880
Noninterest earning trading assets and derivative instruments	903			1,388
Unrealized gains on securities available for sale, net	52			658
Total assets	$204,931			$199,004
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$45,009	$131	0.29%	$40,949	$55	0.13%
Money market accounts	53,592	157	0.29	53,795	107	0.20
Savings	6,519	1	0.02	6,285	2	0.03
Consumer time	5,626	42	0.75	5,852	43	0.73
Other time	5,148	57	1.10	3,908	39	1.00
Total interest-bearing consumer and commercial deposits	115,894	388	0.34	110,789	246	0.22
Brokered time deposits	941	12	1.29	926	12	1.33
Foreign deposits	421	4	0.86	123	1	0.42
Total interest-bearing deposits	117,256	404	0.34	111,838	259	0.23
Funds purchased	1,217	13	1.02	1,055	4	0.37
Securities sold under agreements to repurchase	1,558	15	0.92	1,734	7	0.42
Interest-bearing trading liabilities	968	26	2.70	1,025	24	2.29
Other short-term borrowings	1,591	8	0.50	1,452	3	0.23
Long-term debt	11,065	288	2.60	10,767	260	2.42
Total interest-bearing liabilities	133,655	754	0.56	127,871	557	0.44
Noninterest-bearing deposits	43,655			43,400
Other liabilities	2,936			3,252
Noninterest-bearing trading liabilities and derivative instruments	384			413
Shareholders’ equity	24,301			24,068
Total liabilities and shareholders’ equity	$204,931			$199,004
Interest Rate Spread			2.91%			2.79%
Net Interest Income		$5,633			$5,221
Net Interest Income-FTE [2]		$5,778			$5,359
Net Interest Margin [3]			3.06%			2.92%
Net Interest Margin-FTE [2,3]			3.14			3.00

1 Interest income includes loan fees of $177 million and $165 million for the twelve months ended December 31, 2017 and 2016, respectively.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the twelve months ended December 31, 2017 and 2016 was attributed to C&I loans.
3 Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA
	Three Months Ended		Twelve Months Ended
	December 31		December 31
(Dollars in millions) (Unaudited)	2017	2016	2017	2016
CREDIT DATA
Allowance for credit losses, beginning of period	$1,845	$1,811	$1,776	$1,815
Provision/(benefit) for unfunded commitments	6	(1)	12	4
Provision for loan losses:
Commercial	19	36	108	329
Consumer	55	66	289	111
Total provision for loan losses	74	102	397	440
Charge-offs:
Commercial	(44)	(78)	(167)	(287)
Consumer	(90)	(85)	(324)	(304)
Total charge-offs	(134)	(163)	(491)	(591)
Recoveries:
Commercial	7	9	40	35
Consumer	20	18	84	73
Total recoveries	27	27	124	108
Net charge-offs	(107)	(136)	(367)	(483)
Other	(4)	—	(4)	—
Allowance for credit losses, end of period	$1,814	$1,776	$1,814	$1,776
Components:
Allowance for loan and lease losses ("ALLL")			$1,735	$1,709
Unfunded commitments reserve			79	67
Allowance for credit losses			$1,814	$1,776
Net charge-offs to average loans held for investment ("LHFI") (annualized):
Commercial	0.19%	0.35%	0.16%	0.32%
Consumer	0.41	0.41	0.36	0.36
Total net charge-offs to total average LHFI	0.29	0.38	0.25	0.34
Period Ended
Nonaccrual/nonperforming loans ("NPLs"):
Commercial			$240	$414
Consumer			434	431
Total nonaccrual/NPLs			674	845
Other real estate owned (“OREO”)			57	60
Other repossessed assets			10	14
Total nonperforming assets ("NPAs")			$741	$919
Accruing restructured loans			$2,468	$2,535
Nonaccruing restructured loans [1]			286	306
Accruing LHFI past due > 90 days (guaranteed)			1,374	1,254
Accruing LHFI past due > 90 days (non-guaranteed)			31	34
Accruing LHFS past due > 90 days			2	1
NPLs to period-end LHFI			0.47%	0.59%
NPAs to period-end LHFI plus OREO, and other repossessed assets			0.52	0.64
ALLL to period-end LHFI [2,3]			1.21	1.19
ALLL to NPLs [2,3]			2.59x	2.03x

1 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
2 This ratio is computed using the ALLL.
3 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued
	Three Months Ended
	December 31	September 30	December 31
(Dollars in millions) (Unaudited)	2017	2017	2016
CREDIT DATA
Allowance for credit losses, beginning of period	$1,845	$1,803	$1,811
Provision/(benefit) for unfunded commitments	6	1	(1)
Provision for loan losses:
Commercial	19	5	36
Consumer	55	114	66
Total provision for loan losses	74	119	102
Charge-offs:
Commercial	(44)	(33)	(78)
Consumer	(90)	(76)	(85)
Total charge-offs	(134)	(109)	(163)
Recoveries:
Commercial	7	11	9
Consumer	20	20	18
Total recoveries	27	31	27
Net charge-offs	(107)	(78)	(136)
Other	(4)	—	—
Allowance for credit losses, end of period	$1,814	$1,845	$1,776
Components:
ALLL	$1,735	$1,772	$1,709
Unfunded commitments reserve	79	73	67
Allowance for credit losses	$1,814	$1,845	$1,776
Net charge-offs to average LHFI (annualized):
Commercial	0.19%	0.11%	0.35%
Consumer	0.41	0.33	0.41
Total net charge-offs to total average LHFI	0.29	0.21	0.38
Period Ended
Nonaccrual/NPLs:
Commercial	$240	$298	$414
Consumer	434	399	431
Total nonaccrual/NPLs	674	697	845
OREO	57	57	60
Other repossessed assets	10	7	14
Nonperforming LHFS	—	31	—
Total NPAs	$741	$792	$919
Accruing restructured loans	$2,468	$2,501	$2,535
Nonaccruing restructured loans [1]	286	304	306
Accruing LHFI past due > 90 days (guaranteed)	1,374	1,304	1,254
Accruing LHFI past due > 90 days (non-guaranteed)	31	39	34
Accruing LHFS past due > 90 days	2	—	1
NPLs to period-end LHFI	0.47%	0.48%	0.59%
NPAs to period-end LHFI plus OREO, and other repossessed assets	0.52	0.55	0.64
ALLL to period-end LHFI [2,3]	1.21	1.23	1.19
ALLL to NPLs [2,3]	2.59x	2.55x	2.03x

1 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
2 This ratio is computed using the ALLL.
3 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued
	Three Months Ended December 31			Twelve Months Ended December 31
(Dollars in millions) (Unaudited)	Residential MSRs - Fair Value	Commercial Mortgage Servicing Rights and other	Total	Residential MSRs - Fair Value	Commercial Mortgage Servicing Rights and other	Total
OTHER INTANGIBLE ASSETS ROLLFORWARD
Balance, beginning of period	$1,119	$12	$1,131	$1,307	$18	$1,325
Amortization	—	(3)	(3)	—	(9)	(9)
Servicing rights originated	114	—	114	312	—	312
Servicing rights purchased	96	—	96	200	—	200
Servicing rights acquired in Pillar acquisition	—	62	62	—	62	62
Other intangible assets acquired in Pillar acquisition	—	14	14	—	14	14
Fair value changes due to inputs and assumptions [1]	315	—	315	(13)	—	(13)
Other changes in fair value [2]	(72)	—	(72)	(232)	—	(232)
Servicing rights sold	—	—	—	(2)	—	(2)
Balance, December 31, 2016	$1,572	$85	$1,657	$1,572	$85	$1,657

Balance, beginning of period	$1,628	$78	$1,706	$1,572	$85	$1,657
Amortization	—	(3)	(3)	—	(20)	(20)
Servicing rights originated	142	6	148	394	17	411
Fair value changes due to inputs and assumptions [1]	5	—	5	(22)	—	(22)
Other changes in fair value [2]	(58)	—	(58)	(226)	—	(226)
Servicing rights sold	(7)	—	(7)	(8)	—	(8)
Other [3]	—	—	—	—	(1)	(1)
Balance, December 31, 2017	$1,710	$81	$1,791	$1,710	$81	$1,791
1 Primarily reflects changes in discount rates and prepayment speed assumptions, due to changes in interest rates.
2 Represents changes due to the collection of expected cash flows, net of accretion, due to the passage of time.
3 Represents measurement period adjustment on other intangible assets previously acquired in Pillar/Cohen acquisition.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES [1]

	Three Months Ended			Twelve Months Ended
	December 31	September 30	December 31	December 31
(Dollars in millions) (Unaudited)	2017	2017	2016	2017	2016
Net interest income	$1,434	$1,430	$1,343	$5,633	$5,221
Fully taxable-equivalent ("FTE") adjustment	38	37	34	145	138
Net interest income-FTE [2]	1,472	1,467	1,377	5,778	5,359
Noninterest income	833	846	815	3,354	3,383
Total revenue-FTE [2]	$2,305	$2,313	$2,192	$9,132	$8,742

Return on average common shareholders’ equity	12.54%	9.03%	7.85%	9.72%	7.97%
Impact of removing average intangible assets and related pre-tax amortization, other than residential MSRs and other servicing rights	4.70	3.42	2.91	3.67	2.94
Return on average tangible common shareholders' equity [3]	17.24%	12.45%	10.76%	13.39%	10.91%

Net interest margin	3.09%	3.07%	2.93%	3.06%	2.92%
Impact of FTE adjustment	0.08	0.08	0.07	0.08	0.08
Net interest margin-FTE [2]	3.17%	3.15%	3.00%	3.14%	3.00%

Noninterest expense	$1,520	$1,391	$1,397	$5,764	$5,468
Total revenue	2,267	2,276	2,158	8,987	8,604
Efficiency ratio [4]	67.03%	61.12%	64.74%	64.14%	63.55%
Impact of FTE adjustment	(1.09)	(0.98)	(1.01)	(1.02)	(1.00)
Efficiency ratio-FTE [2,4]	65.94	60.14	63.73	63.12	62.55
Impact of excluding amortization related to intangible assets and certain tax credits	(1.10)	(0.93)	(0.65)	(0.82)	(0.56)
Tangible efficiency ratio-FTE [2,5]	64.84%	59.21%	63.08%	62.30%	61.99%
Impact of excluding Form 8-K and other tax reform-related items	(4.99)	—	—	(1.26)	—
Adjusted tangible efficiency ratio-FTE [2,5,6]	59.85%	59.21%	63.08%	61.04%	61.99%

Basel III Common Equity Tier 1 ("CET1") ratio (transitional) [7]	9.74%	9.62%	9.59%
Impact of MSRs and other under fully phased-in approach	(0.15)	(0.14)	(0.16)
Basel III fully phased-in CET1 ratio [7]	9.59%	9.48%	9.43%

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents Net interest income-FTE, Total revenue-FTE, Net interest margin-FTE, Efficiency ratio-FTE, Tangible efficiency ratio-FTE, and Adjusted tangible efficiency ratio-FTE on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income-FTE plus Noninterest income.
3 The Company presents Return on average tangible common shareholders' equity, which removes the after-tax impact of purchase accounting intangible assets from average common shareholders' equity and removes related intangible asset amortization from Net income available to common shareholders. The Company believes this measure is useful to investors because, by removing the amount of intangible assets and related pre-tax amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. This measure is utilized by management to assess the profitability of the Company.
4 Efficiency ratio is computed by dividing Noninterest expense by Total revenue. Efficiency ratio-FTE is computed by dividing Noninterest expense by Total revenue-FTE.
5 The Company presents Tangible efficiency ratio-FTE and Adjusted tangible efficiency ratio-FTE, which remove the amortization related to intangible assets and certain tax credits from the calculation of Efficiency ratio-FTE. The Company believes these measures are useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. These measures are utilized by management to assess the efficiency of the Company and its lines of business.
6 The Company presents Adjusted tangible efficiency ratio-FTE, which removes the pre-tax impact of Form 8-K and other tax reform-related items from the calculation of Tangible efficiency ratio-FTE. The Company believes this measure is useful to investors because it is more reflective of normalized operations as it reflects results that are primarily client relationship and client transaction driven. Removing these items also allows investors to more easily compare the Company's tangible efficiency to other companies in the industry that may not have had similar items impacting their results. Additional detail on certain of these items can be found in the Form 8-K filed with the SEC on December 4, 2017 and on page 1 of this document.
7 Current period Basel III capital ratios are estimated as of the document date. Fully phased-in ratios consider a 250% risk-weighting for MSRs and deduction from capital of certain carryforward DTAs, the overfunded pension asset, and other intangible assets. The Company believes these measures may be useful to investors who wish to understand the Company's current compliance with future regulatory requirements.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES, continued [1]

	December 31	September 30	December 31
(Dollars in millions, except per share data) (Unaudited)	2017	2017	2016
Total shareholders' equity	$25,154	$24,522	$23,618
Goodwill, net of deferred taxes of $163 million, $254 million, and $251 million, respectively	(6,168)	(6,084)	(6,086)
Other intangible assets (including residential MSRs and other servicing rights)	(1,791)	(1,706)	(1,657)
Residential MSRs and other servicing rights	1,776	1,690	1,638
Tangible equity [2]	18,971	18,422	17,513
Noncontrolling interest	(103)	(101)	(103)
Preferred stock	(2,475)	(1,975)	(1,225)
Tangible common equity [2]	$16,393	$16,346	$16,185

Total assets	$205,962	$208,252	$204,875
Goodwill	(6,331)	(6,338)	(6,337)
Other intangible assets (including residential MSRs and other servicing rights)	(1,791)	(1,706)	(1,657)
Residential MSRs and other servicing rights	1,776	1,690	1,638
Tangible assets	$199,616	$201,898	$198,519
Tangible equity to tangible assets [2]	9.50%	9.12%	8.82%
Tangible common equity to tangible assets [2]	8.21	8.10	8.15
Tangible book value per common share [3]	$34.82	$34.34	$32.95

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents certain capital information on a tangible basis, including Tangible equity, Tangible common equity, the ratio of Tangible equity to tangible assets, and the ratio of Tangible common equity to tangible assets, which remove the after-tax impact of purchase accounting intangible assets from shareholders' equity. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. These measures are used by management to analyze capital adequacy.
3 The Company presents Tangible book value per common share, which excludes the after-tax impact of purchase accounting intangible assets and also excludes Noncontrolling interest and Preferred stock from shareholders' equity. The Company believes this measure is useful to investors because, by removing the amount of intangible assets, noncontrolling interest, and preferred stock (the levels of which may vary from company to company), it allows investors to more easily compare the Company’s book value of common stock to other companies in the industry.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT [1]
	Three Months Ended December 31		Twelve Months Ended December 31
(Dollars in millions) (Unaudited)	2017	2016	2017	2016
Statements of Income:
Net interest income	$946	$886	$3,698	$3,465
FTE adjustment	—	—	—	—
Net interest income-FTE [2]	946	886	3,698	3,465
Provision for credit losses [3]	69	82	368	172
Net interest income-FTE - after provision for credit losses [2]	877	804	3,330	3,293
Noninterest income before net securities gains/(losses)	473	468	1,874	2,036
Net securities gains/(losses)	—	—	—	—
Total noninterest income	473	468	1,874	2,036
Noninterest expense before amortization	1,011	951	3,838	3,794
Amortization	—	1	4	2
Total noninterest expense	1,011	952	3,842	3,796
Income-FTE - before provision for income taxes [2]	339	320	1,362	1,533
Provision for income taxes	122	114	491	568
Tax credit adjustment	—	—	—	—
FTE adjustment	—	—	—	—
Net income including income attributable to noncontrolling interest	217	206	871	965
Less: Net income attributable to noncontrolling interest	—	—	—	—
Net income	$217	$206	$871	$965

Total revenue	$1,419	$1,354	$5,572	$5,501
Total revenue-FTE [2]	1,419	1,354	5,572	5,501

Selected Average Balances:
Total LHFI	$73,847	$70,592	$72,622	$69,455
Goodwill	4,262	4,262	4,262	4,262
Other intangible assets excluding residential MSRs	4	11	7	13
Total assets	83,778	81,326	82,507	79,118
Consumer and commercial deposits	102,897	101,070	102,820	99,424

Performance Ratios:
Efficiency ratio	71.29%	70.26%	68.93%	69.00%
Impact of FTE adjustment	—	—	—	—
Efficiency ratio-FTE [2]	71.29	70.26	68.93	69.00
Impact of excluding amortization and associated funding cost of intangible assets	(1.18)	(1.16)	(1.16)	(1.13)
Tangible efficiency ratio-FTE [2,4]	70.11%	69.10%	67.77%	67.87%

[1]
Beginning in the second quarter of 2017, the Company realigned its business segment structure from three segments to two segments based on, among other things, the manner in which financial information is evaluated by management and in conjunction with Company-wide organizational changes that were announced during the first quarter of 2017. Specifically, the Company retained the previous composition of the Wholesale Banking segment and changed the basis of presentation of the Consumer Banking and Private Wealth Management segment and Mortgage Banking segment such that those segments were combined into a single Consumer segment. Accordingly, prior period information has been revised to conform to the new business segment structure and updated internal funds transfer pricing methodology for consistent presentation.

[2]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[3]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitment reserve balances.

[4]
A Tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT, continued [1]
	Three Months Ended December 31		Twelve Months Ended December 31
(Dollars in millions) (Unaudited)	2017	2016	2017	2016
Residential Mortgage Production Data:
Channel mix:
Retail	$2,215	$3,368	$9,637	$12,409
Correspondent	4,087	5,297	14,734	16,950
Total production	$6,302	$8,665	$24,371	$29,359
Channel mix - percent:
Retail	35%	39%	40%	42%
Correspondent	65	61	60	58
Total production	100%	100%	100%	100%
Purchase and refinance mix:
Refinance	$2,344	$4,985	$8,817	$15,147
Purchase	3,958	3,680	15,554	14,212
Total production	$6,302	$8,665	$24,371	$29,359
Purchase and refinance mix - percent:
Refinance	37%	58%	36%	52%
Purchase	63	42	64	48
Total production	100%	100%	100%	100%
Applications	$7,082	$8,264	$30,758	$40,559

Residential Mortgage Servicing Data (End of Period):
Total unpaid principal balance ("UPB") of residential mortgages serviced			$165,488	$160,175
Total UPB of residential mortgages serviced for others			136,071	129,626
Net carrying value of residential MSRs			1,710	1,572
Ratio of net carrying value of residential MSRs to total UPB of residential mortgages serviced for others			1.257%	1.213%

Assets Under Administration (End of Period):
Trust and institutional managed assets			$42,914	$40,370
Retail brokerage managed assets			15,950	12,872
Total managed assets			58,864	53,242
Non-managed assets			97,933	91,980
Total assets under advisement			$156,797	$145,222

[1]
Beginning in the second quarter of 2017, the Company realigned its business segment structure from three segments to two segments based on, among other things, the manner in which financial information is evaluated by management and in conjunction with Company-wide organizational changes that were announced during the first quarter of 2017. Specifically, the Company retained the previous composition of the Wholesale Banking segment and changed the basis of presentation of the Consumer Banking and Private Wealth Management segment and Mortgage Banking segment such that those segments were combined into a single Consumer segment. Accordingly, prior period information has been revised to conform to the new business segment structure and updated internal funds transfer pricing methodology for consistent presentation.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BUSINESS SEGMENT
	Three Months Ended December 31		Twelve Months Ended December 31
(Dollars in millions) (Unaudited)	2017	2016	2017	2016
Statements of Income:
Net interest income	$580	$532	$2,247	$2,018
FTE adjustment	36	33	142	136
Net interest income-FTE [1]	616	565	2,389	2,154
Provision for credit losses [2]	11	19	41	272
Net interest income-FTE - after provision for credit losses [1]	605	546	2,348	1,882
Noninterest income before net securities gains/(losses)	516	360	1,710	1,356
Net securities gains/(losses)	—	—	—	—
Total noninterest income	516	360	1,710	1,356
Noninterest expense before amortization	444	422	1,798	1,629
Amortization	25	14	71	47
Total noninterest expense	469	436	1,869	1,676
Income-FTE - before provision for income taxes [1]	652	470	2,189	1,562
Provision for income taxes	149	107	494	317
Tax credit adjustment	60	35	180	130
FTE adjustment	36	33	142	136
Net income including income attributable to noncontrolling interest	407	295	1,373	979
Less: Net income attributable to noncontrolling interest	—	—	—	—
Net income	$407	$295	$1,373	$979

Total revenue	$1,096	$892	$3,957	$3,374
Total revenue-FTE [1]	1,132	925	4,099	3,510

Selected Average Balances:
Total LHFI	$70,114	$71,922	$71,521	$71,600
Goodwill	2,074	2,075	2,076	2,075
Other intangible assets excluding residential MSRs	75	14	75	4
Total assets	84,071	85,833	85,227	85,494
Consumer and commercial deposits	57,806	56,900	56,618	54,713

Performance Ratios:
Efficiency ratio	42.83%	48.84%	47.21%	49.69%
Impact of FTE adjustment	(1.38)	(1.75)	(1.63)	(1.93)
Efficiency ratio-FTE [1]	41.45	47.09	45.58	47.76
Impact of excluding amortization and associated funding cost of intangible assets	(2.61)	(2.01)	(2.21)	(1.89)
Tangible efficiency ratio-FTE [1,3]	38.84%	45.08%	43.37%	45.87%

[1]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[2]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitment reserve balances.

[3]
A Tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

SunTrust Banks, Inc. and Subsidiaries TOTAL CORPORATE OTHER (including Reconciling Items)
	Three Months Ended December 31		Twelve Months Ended December 31
(Dollars in millions) (Unaudited)	2017	2016	2017	2016
Statements of Income:
Net interest income/(expense) [1]	($92)	($75)	($312)	($262)
FTE adjustment	2	1	3	2
Net interest income/(expense)-FTE [2]	(90)	(74)	(309)	(260)
Provision/(benefit) for credit losses [3]	(1)	—	—	—
Net interest income/(expense)-FTE - after provision/(benefit) for credit losses [2]	(89)	(74)	(309)	(260)
Noninterest income/(expense) before net securities (losses)/gains	(47)	(13)	(122)	(13)
Net securities (losses)/gains	(109)	—	(108)	4
Total noninterest income/(expense)	(156)	(13)	(230)	(9)
Noninterest expense/(income) before amortization	40	10	53	(4)
Amortization	—	(1)	—	—
Total noninterest expense/(income)	40	9	53	(4)
Income/(loss)-FTE - before benefit for income taxes [2]	(285)	(96)	(592)	(265)
Benefit for income taxes	(345)	(28)	(453)	(80)
Tax credit adjustment	(60)	(35)	(180)	(130)
FTE adjustment	2	1	3	2
Net income/(loss) including income attributable to noncontrolling interest	118	(34)	38	(57)
Less: Net income attributable to noncontrolling interest	2	2	9	9
Net income/(loss)	$116	($36)	$29	($66)

Total revenue	($248)	($88)	($542)	($271)
Total revenue-FTE [2]	(246)	(87)	(539)	(269)

Selected Average Balances:
Total LHFI	$78	$64	$73	$63
Securities available for sale	31,394	29,549	31,086	28,365
Goodwill	—	—	—	—
Other intangible assets excluding residential MSRs	—	—	—	—
Total assets	37,370	35,987	37,197	34,392
Consumer and commercial deposits	42	26	111	52

Other Information (End of Period):
Duration of securities available for sale portfolio (in years)			4.5	4.6
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 200 basis point increase in rates over next 12 months			2.4%	3.3%
Instantaneous 100 basis point increase in rates over next 12 months			1.4%	1.9%
Instantaneous 25 basis point decrease in rates over next 12 months			(0.5)%	(0.6)%

[1]	Net interest income/(expense) is driven by matched funds transfer pricing applied for segment reporting and actual Net interest income.

[2]
Net interest income/(expense)-FTE, Income/(loss)-FTE, and Total revenue-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[3]
Provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision/(benefit) attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitments reserve balances.